Exhibit 99.1

MDU Communications Announces Agreement to Acquire
Direct Satellite, Inc. as Cornerstone to its Expansion into the Greater Chicago Multi-Family Market

TOTOWA, NJ, May 19, 2004 – MDU Communications International, Inc. (OTCBB: MDTV), a leading end-to-end provider of DIRECTV® digital satellite television programming, high-speed Internet and other premium communication and information services to the residential multi-dwelling unit (“MDU”) market, today announces it has executed an agreement to acquire the business assets of Chicago based Direct Satellite, Inc. (“DSI”) and is initiating expansion into the third largest MDU residential market - the greater Chicago metropolitan area. Closing is subject to certain remaining conditions.

DSI is primarily a private cable operator serving approximately 4,400 video and 400 high-speed Internet subscribers in fifteen “Class A” multi-family properties signed to long term access agreements.  A majority of these agreements are for the delivery of services on a bulk or exclusive basis.  DSI additionally provides DIRECTV® services to approximately 100 subscribers in ten other multi-family properties in the area.  The Company’s revenues will increase by approximately 33%, on an annualized basis, when combined with those of DSI and the assets being acquired are expected to contribute positively to the Company’s EBITDA and cash flow on a going forward basis.

DSI was founded in 1997 by Tom Looney and is Chicago’s premier private cable operator.  Mr. Looney built the Chicago area’s first cable television franchise over thirty years ago and sold his first operation to Tele-Communications Inc. (“TCI”).  Through his extensive background in the cable television industry serving multi-family property owners, managers and developers in the Chicago metropolitan area, Mr. Looney has developed long term relationships with his clients and gained deep and invaluable insight into the MDU market.  Under the terms of the acquisition, Mr. Looney and a number of his key employees will become employees of MDU Communications.  Moreover, as part of the acquisition, DSI will provide the Company with office and warehouse space for a two-year period.

DSI has a backlog of approximately 4,800 units in eight properties in the Chicago metropolitan market.  The Company expects this backlog to move to the access agreement or work in progress phase over the next four fiscal quarters.  In addition, the Company will expand the service offering at many of the existing properties to include DIRECTV services and high-speed Internet services.  Currently, premium pay television services and high-speed Internet services are provided to less than ten percent of the residents living in the fifteen bulk or exclusive properties and the Company believes that through its marketing efforts, the penetration rates of these services can increase to forty percent over the next few quarters.

“I am very confident that MDU Communications is the right company to continue the tradition of providing excellent service to our customers and, more importantly, to provide new competitive technologies, cable channels and services that our customers will value,” said Mr. Looney.  “I am very excited about the future expansion of new services in Chicago and to be working with our new partner, MDU Communications.”

The Company continues to pursue acquisition opportunities and is in various stages of due diligence on several accretive asset acquisition opportunities. Acquisitions of subscribers provide a three-fold benefit to the Company; first, the immediate increase in subscribers, revenue and market share; second, the addition to the Company’s backlog and future property owner relationships; and third, the synergistic advantages and fixed operating cost savings of the Company’s scalable infrastructure.

“MDU Communications is excited about its expansion in the Chicago multi-family market and we could not have picked a better and more knowledgeable group of individuals to partner with in Chicago than Mr. Looney and others at DSI. We look forward to providing the best overall service and technology to DSI’s current subscribers and to the Chicago and surrounding regional MDU residential market estimated to include 3.5 million residences,” commented Sheldon Nelson, CEO and President of MDU Communications International, Inc.

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“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements relating to subscriber and revenue growth of the Company. Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in these statements, including, but not limited to, efforts on behalf of the Company to raise additional funds, fluctuations in operating results and operating plans, deployment of new subscribers, closing of certain acquisitions, market forces, supplier negotiations and other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s 10-KSB for year ended September 30, 2003 filed on December 24, 2003, as amended on March 16, 2004, and incorporated herein by reference.